EXHIBIT 97

Regulation

Criteria for the implementation of the clawback and malus principle provided for by Eni’s Remuneration Policy

Regulation approved by Board of Directors of October 26, 2023

1.  FOREWORD

1.1   This document1 regulates the criteria for implementing the claw back and malus clauses (hereinafter “Clauses”), subject to the conditions listed below, applied to the monetary or stock incentive variable plans, both short and long term, disbursed and/or granted and/or allocated (hereinafter “Incentives”) to the Directors with delegated powers, Managers with strategic responsibilities and other Managers in the Company (hereinafter “Eni Managerial Resources”), in accordance with the provisions of the Purposes and General Principles of Eni Remuneration Policy, and in line with the recommendations introduced by the Corporate Governance Code for listed companies to which the company adheres.

1.2  This Regulation was amended, with a board resolution of October 26, 2023 to comply with Section 954 of the Dodd-Frank Act2 , with the related Securities and Exchange Commission (“SEC”) implementing regulation3 and with the NYSE listing standards4, as further detailed under article 4 below, applicable to the Company due to its listing in the United States, to regulate the recoupment of erroneously awarded Incentive-Based Compensation in the event of an accounting restatement, in accordance with the terms and conditions established by the aforementioned regulation.

1.3  The provisions contained in this Regulation shall apply to all Incentives granted after the date of approval by the Board of Directors; to this end, the regulation of the aforementioned Incentives expressly refers to this Regulation.

1.4  The possible activation of the Clauses, following the investigations carried out, is without prejudice to any further action to protect the Interests of the Company, based on the assessments of the specific circumstances of event.

2.  DEFINITIONS

For the purposes of these Regulations, if the conditions described in the Article 3 below are met:

–  the term "malus" refers to the Company's option to withhold/withdraw Incentives, already vested or in course of vesting but not yet paid and/or granted;

–  the term "clawback" refers to the Company's option to request a refund of Incentives already paid and/or granted;

–  the expression "Incentives-Based Compensation" refers to any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure;

–  the expression “Financial Reporting Measure” refers to: (i) measures of result or of financial condition that are determined on the basis of the accounting standards used in preparing the financial statements of the Company and any measure derived in whole or in part from these measures5 , (ii) the share price and (iii) the total shareholder return (“TSR”)6.

[1] Approved by the Board of Directors on March 12, 2015, and subsequently amended on October 26, 2017 and October 28, 2020.
[2] Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

3 As amended, Regulation S-K, Part 229; Regulation S-T, Part 232; Securities Exchange Act of 1934, Parts 240 and 249, Form 20-F; Form 40-F; Form 10-K; Investment Company Act of 1940, Parts 270 and 274, Form N-CSR.

[4] As used herein, it shall mean Section 303A.14 of the NYSE Listed Company Manual.
[5] Though not necessarily in the Company's financial statements or SEC filings. The definition includes measures of results or financial condition non-GAAP or "adjusted".
[6] Indicator that measures the overall return of a share as the sum of the capital gain and reinvested dividend components.

This document is an English translation, for informative purposes only, of the Italian text of the official Regulation approved by Eni’s Board of
Directors (“Regolamento Criteri Attuativi delle clausole di clawback e malus previste dalla Politica sulla Remunerazione Eni”) .
For legal purposes, in case of any conflict or discrepancies between the two texts, the Italian one shall prevail.

3.  REQUIREMENTS AND TERMS OF APPLICATION IN CASE OF RECOVERY OTHER THAN ACCOUNTING RESTATEMENT

3.1  The Company reserves the right to apply malus and/or claw back clauses to those Incentives based on data, relating to performances and/or to the results achieved, that were subsequently found to be manifestly misstated, as verified by the competent company control functions, within a maximum term of three years from the date they were disbursed, carrying on with the process to review the results and recalculate the incentives, after revising the data. The refund request shall be activated with reference to the actual results achieved, in accordance with the procedures allowed by the legislation in force, taking also into due consideration tax and social security contributions regulations. In the case of stock-based Incentives, the refund request will conventionally address the monetary value of the stock, calculated at the date of its final assignment to the Manager. For the purposes of this Regulation, any inaccuracies that have not affected the final calculation of the incentive amount are not deemed to be significant.

3.2  In case of:

a)  fraudulent alteration of the data used to calculate the final results in relation to the assigned targets and in any case of the data on which the disbursement, granting or allocation of incentives is based, for the purposes of gaining the right to receive an incentive;

b)  termination for disciplinary reasons, including serious and deliberate violations of the law and/or regulations, of the Code of Ethics or any other Company rules;

according to the seriousness of the conduct in question, the Company reserves the right to activate the malus and/or clawback clauses, within a maximum period of five years from the payment of the incentive or the definitive assignment of the stocks.

In such cases Eni shall activate the Clauses (in accordance with the procedures allowed by the legislation currently in force and also taking into consideration tax and social security contributions regulations) with respect to all Incentives granted or to be granted, assigned or to be assigned or awarded or to be awarded, relating to the year (or years) to which the existence of the aforementioned conditions has been ascertained, as well as to any Incentive in course of vesting at the date of the assessment.

3.3  The Clauses may be exercised upon conclusion of the audit activities conducted by the relevant Company control functions within the time limits indicated above. Upon expiry of these limits, the incentives paid out or granted or the right to be paid or to be granted the allocated incentives based on the achieved and finalized results shall be considered acquired and finally gained.

In case audit activities begun within the four months preceding the expiry of the aforementioned time limits, these same limits may be extended by the relevant Company departments for a maximum of 120 days, if there is an objective need to complete the audit activities.

3.4  In case it is necessary to start legal proceedings to verify the circumstances referred to in Articles 3.1 and/or 3.2, Clauses activation and relevant terms, as well as any Incentive obligation, will be suspended, until the final outcome of the legal proceedings, with which Eni must promptly comply. Pending the legal proceedings, Eni reserves the right to disburse and/or grant the vested incentives if, upon conclusion of the internal audits referred to in Article 4.2, the competent body, indicated under Article 4.3, establishes that the allegations of misconduct referred to in Articles 3.1 and/or 3.2, which may be the subject of the legal proceedings in question, have no basis. This does not affect Eni’s right to subsequently request the return of the incentives paid out if the judicial findings confirm the existence of the conduct in question. For the purposes of the aforementioned suspension of terms and of Incentive obligations, the actions and/or phases relating to the preliminary investigations by the judicial authorities, or the issue of any warrants in relation to the persons being investigated, are not deemed relevant.

3.5   If the employment contract of a manager that is subject to a clawback request is terminated for any reason, Eni may offset any amount due for any reason to the manager against the incentives subject to clawback.

This document is an English translation, for informative purposes only, of the Italian text of the official Regulation approved by Eni’s Board of
Directors (“Regolamento Criteri Attuativi delle clausole di clawback e malus previste dalla Politica sulla Remunerazione Eni”) .
For legal purposes, in case of any conflict or discrepancies between the two texts, the Italian one shall prevail.

4.  REQUIREMENTS AND TERMS OF APPLICATION IN CASE OF RECOVERY FROM ACCOUNTING RESTATEMENT

4.1  In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under applicable securities laws7, including any required accounting restatement to correct an error in previously issued financial statements and which would result in a material error if the error were corrected only in the current period or left uncorrected in the current period8 , the Company shall recover reasonably promptly the amount of erroneously awarded Incentive-Based Compensation.

The amount of compensation subject to recovery is calculated to the extent that exceeds the amount that would have been determined on the restated data, computed without regard to any taxes paid, in the three fiscal years preceding the date of the adjustment ("recovery period"), meaning the earlier of:

–  the date on which the Board of Directors, or other delegated body, concludes, or reasonably ought to have concluded, that the Company is required to prepare an accounting adjustment.

–  the date on which a court, regulator or other legally authorized body directs the Company to prepare an accounting adjustment.

For purposes of this article 4, Incentive-Based Compensation shall be deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

4.2 The recovery described in the above art.4.1 applies9 to executive officers, as defined by SEC regulations, and to all other managerial resources, in office during the vesting period of the aforementioned Incentives and on condition that the Company has a class of securities listed on the NYSE.

4.3  For Incentive-Based Compensation based on the price of the Company’s common shares or TSR, where the amounts erroneously awarded do not derive directly from the mathematical application of the accounting restatement, the amounts to be recovered shall be determined on the basis of the reasonable estimate of the effect of the adjustment on the share price or TSR. In such cases, the Company will maintain documentation of its determination of such reasonable estimate and provide such documentation to the NYSE.

4.4 The Company will recover the variable incentive based on financial parameters erroneously determined in the cases envisaged by this article and in compliance with the provisions of article 5.3, letter a ), b ), c ) below, except in cases where the direct expenses paid to third parties to trigger the recovery clauses would exceed the amounts to be recovered, subject to a reasonable recovery attempt, to be documented to the NYSE.

4.5  The Company will not indemnify, directly or indirectly (for example through the payment or reimbursement of premiums for third party insurance policies to finance potential recovery obligations), any of the subjects referred to in the previous article 4.2, for the losses deriving from the recovery of erroneously determined incentive based on financial measures.

4.6  These provisions and the information on the recovery actions activated, in accordance with the requirements of U.S. Federal securities laws, will be subject to disclosure and communication required to be included in the required SEC filings.

[7] Case of "big R": the financial statement is withdrawn, and the company is required to prepare an adjusted one due to material misstatement.

[8] Case of "little R: the previous financial statements are not reissued but are subject to restatement in the financial statements during which the administrative body evaluates the materiality of the restatement compared to the current financial statements and proceeds to restate the financial statements of the comparative periods.

[9] In relation to the variable incentive paid after October 2, 2023 (date of entry into force of the standard listings).

This document is an English translation, for informative purposes only, of the Italian text of the official Regulation approved by Eni’s Board of
Directors (“Regolamento Criteri Attuativi delle clausole di clawback e malus previste dalla Politica sulla Remunerazione Eni”) .
For legal purposes, in case of any conflict or discrepancies between the two texts, the Italian one shall prevail.

5.  ROLES AND RESPONSIBILITIES

5.1  The relevant Company departments of HC&P ensure the widest possible dissemination and knowledge of the principles contained in this Regulation in order to promote proper participation in the Company's incentive schemes, while at the same time discouraging the adoption of behaviours that, although aimed at achieving the objectives set, could potentially end up damaging the assets and reputation of the Company. The relevant Company departments of HC&P also ensure that the activation, allocation and liquidation of the short and long-term incentive plans are subject to prior verification of the absence of any preliminary investigations and/or disciplinary actions pending against the beneficiary due to conduct relating to the breaches referred to in Article 3.

5.2  In accordance with the provisions of the Internal Control and Risk Management System, the Company’s control functions, in performing their duties or as specifically directed by CFO or HC&P functions, and with the support of the Internal Audit Department if necessary, carry out preliminary investigations to ascertain facts potentially relevant to the cases mentioned in Articles 3 and 4, and promptly transmit the documentation concerning the proved verification to the competent body or company function for the possible activation of the Clauses.

5.3  Following the results of the above mentioned investigations, any clawback action is established:

a)

by the Board of Directors, on the proposal of the Remuneration Committee, with regard to Directors with delegated powers (having also consulted the Board of Statutory Auditors), as well as to Managers with strategic responsibilities appointed by the Board on the basis of the Company by-laws and governance model currently in force;

b)

by the Board of Directors, on the proposal of the Chairman in agreement with the Chief Executive Officer and General Manager, subject to the favourable opinion of the Control and Risk Committee and having consulted the Board of Statutory Auditors, with regard to the Internal Audit Manager;

c)	by the Chief Executive Officer and General Manager, with regard to Directors with strategic responsibilities that are not included in the provisions above;
d)	by the relevant human resources function with regard to the other Eni managerial resources.

5.4  In performing the assessments under their responsibility and to support the relevant deliberations, the Board of Directors may make use of the advisory and preparatory support of the Board’s Committees as well as (also for persons other than Directors with executive powers) the opinion of the Board of Statutory Auditors.

5.5   The Chief Executive Officer and the General Manager promptly inform the Board of any authorized clawback measures (in accordance with Article 5.3 c), specifying the reasons they are based on and confirming that they are in line with the principles established in this Regulation.

This document is an English translation, for informative purposes only, of the Italian text of the official Regulation approved by Eni’s Board of
Directors (“Regolamento Criteri Attuativi delle clausole di clawback e malus previste dalla Politica sulla Remunerazione Eni”) .
For legal purposes, in case of any conflict or discrepancies between the two texts, the Italian one shall prevail.

6.  IMPLEMENTATION AND UPDATING OF THIS REGULATION

6.1  The Compliance Committee and/or the relevant Company departments ensure any updates to present Regulation that may be required by the internal regulations and procedures, within 6 months of its approval, in order to guarantee its consistent and effective application in relation to the managerial resources of Eni and its subsidiaries while respecting the managerial autonomy of the listed subsidiaries as well as the applicable legislation for companies subject to prudential supervision and the local legislation applicable to foreign companies.

6.2  The HC&P, with the support of the relevant Compensation & Benefits department, ensures the implementation of the conditions and/or regulations of the Incentive Plans, in compliance with the principles outlined in this Regulation, ensuring also the effectiveness of the Contract with regard to the respective beneficiaries.

6.3  The HC&P, with the support of the relevant Compensation & Benefits department, also monitors the development of legislation and best practice at both national and international levels in order to support the Remuneration Committee when drafting proposals to update the clawback and malus principles contained in the Eni Remuneration Policy and in this Regulation.

7.  REPORTING

7.1  If Clauses pursuant to art. 5.2 above are activated, the HC&P , with the support of the relevant Company departments, collects and storages the information on the implementation of this Regulation, specifying: a name list of clawback/malus cases started, their stage of completion, mentioning for each one the relevant information, in particular with regard to the violations identified, the incentives and the amounts recovered, and any legal proceedings begun in order to recovery the incentives.

7.2  The HC&P, based on this information, prepares a report to be forwarded to the Chairman and to the Chief Executive Officer and General Manager, to the Board of Statutory Auditors, to the Remuneration Committee and to the Control and Risk Committee. The report will also indicate if this Regulation consequently requires updating.

7.3  The Company will file these Rules with the SEC and their contents will be disclosed, as appropriate, in accordance with the US federal securities laws.

This document is an English translation, for informative purposes only, of the Italian text of the official Regulation approved by Eni’s Board of
Directors (“Regolamento Criteri Attuativi delle clausole di clawback e malus previste dalla Politica sulla Remunerazione Eni”) .
For legal purposes, in case of any conflict or discrepancies between the two texts, the Italian one shall prevail.